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                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION
                                       OF
                       MONOLITHIC SYSTEM TECHNOLOGY, INC.


                                    ARTICLE I

         The name of the corporation is Monolithic System Technology, Inc. (the "CORPORATION").

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is: 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporate Trust Company.

                                   ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         SECTION 1. AUTHORIZED SHARES. The total number of shares of all classes of stock which the Corporation has authority to issue is One Hundred Forty Million (140,000,000) shares, consisting of two classes: One Hundred Twenty Million (120,000,000) shares of Common Stock, $0.01 par value per share, and Twenty Million (20,000,000) shares of Preferred Stock, $0.01 par value per share. The Preferred Stock may be issued from time to time in one or more series. Of the Preferred Stock, 500,000 shares shall be designated Series A Preferred Stock, $0.01 par value per share ("Series A Preferred"), 1,000,000 shares shall be designated Series B Preferred Stock, $0.01 par value per share ("Series B Preferred"), 1,010,000 shares shall be designated Series C Preferred Stock, $0.01 par value per share ("Series C Preferred"), 300,000 shares shall be designated Series D Preferred Stock, $0.01 par value per share ("Series D Preferred"), 264,487 shares shall be designated Series E Preferred Stock, $0.01 par value per share ("Series E Preferred"), 1,224,552 shares shall be designated Series F Preferred Stock, $0.01 par value per share ("Series F Preferred"), 290,000 shares shall be designated Series F-1 Preferred Stock, $0.01 par value per share ("Series F-1 Preferred"), 1,343,433 shares shall be designated Series G Preferred Stock, $0.01 par value per share ("Series G Preferred") and 650,000 shares shall be designated Series H Preferred, $0.01 par value per share ("Series H Preferred"). The Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred, and Series H Preferred shall be known collectively as the "Original Preferred Stock."

         SECTION 2. ADDITIONAL DESIGNATIONS. The board of directors of the Corporation ("Board of Directors") is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of additional shares of Preferred Stock in one or more series by filing a certificate of designations pursuant to the applicable law of the State of Delaware, to establish from

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time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates establishing a series of Preferred Stock.

         Except as otherwise expressly provided in any certificate of designations designating any series of Preferred Stock pursuant to the foregoing provisions of this Section 2 or by the General Corporation Law of Delaware, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, any series of Original Preferred Stock or any future class or series of Preferred Stock or Common Stock.

         SECTION 3. POWERS, PREFERENCES AND RIGHTS OF ORIGINAL PREFERRED STOCK. The powers, preferences and rights of Original Preferred Stock shall be as follows:

                  SECTION 3.1. DIVIDEND RIGHTS OF ORIGINAL PREFERRED STOCK. The holder of each share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred, and Series H Preferred shall be entitled to receive, prior and in preference to any declaration and payment of any dividend (payable other than in stock of the Corporation) on the Common Stock, noncumulative dividends at an annual rate equal to $0.10, $0.20, $0.50, $0.57, $1.60, $0.55, $0.55, $0.60 and $.80 per share, respectively, when and as declared by the Board of Directors. Dividends, if paid, or if declared and set apart for payment, must be paid on, or declared and set apart for payment on, all series of Original Preferred Stock contemporaneously, and if less than full dividends are paid or declared and set apart for payment, the same percentage of the applicable dividend rate will be paid on or declared and set apart for payment on each series of Original Preferred Stock.

                  In the event that the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case, the holders of Original Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of Original Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Original Preferred Stock are convertible at the Conversion Prices (as defined in paragraph 3.3(a) below) in effect as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                  SECTION 3.2. LIQUIDATION PREFERENCE OF ORIGINAL PREFERRED
STOCK.

                           (a)      In the event of any liquidation,
dissolution or winding up of the Corporation, either voluntarily or involuntarily, the holders of each share of Series A Preferred,

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Series B Preferred, Series C Preferred, Series D Preferred, Series E
Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred, and Series H Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock, an amount per share equal to $1.00, $2.00, $5.00, $7.50, $16.00, $5.50, $5.50, $6.00 and $8.00, respectively, plus in each case any declared but unpaid dividends for each share of Original Preferred Stock then held by them. If, upon the occurrence of such event, the assets thus distributed among the holders of Original Preferred Stock then held by them shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the same percentage of the aggregate preferential amounts owed to the holders of each series of Original Preferred Stock, respectively, shall be paid to such holders until the assets and funds of the Corporation legally available for distribution among the holders of Original Preferred Stock shall be exhausted.

                           (b)      Upon the completion of the distribution
required by subparagraph (a) of this Section 3.2, any remaining assets of the Corporation shall be distributed ratably among the holders of Common Stock and Original Preferred Stock based on the number of shares of Common Stock held by each, assuming conversion of all outstanding shares of Original Preferred Stock into Common Stock at the then applicable Conversion Price (as defined in paragraph 3.3(a) below).

                           (c)      For purposes of this Section 3.2, a
liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by and to include (i) the Corporation's sale of all or substantially all of its assets or (ii) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which will result in the holders of the outstanding voting equity securities of the Corporation immediately prior to such transaction or series of related transactions holding securities representing less than 50% of the voting power of the surviving entity immediately following such transaction or series of related transactions. In any such event, if the consideration received by the Corporation is other than cash or indebtedness, its value will be deemed to be its fair market value. In the case of publicly traded securities, fair market value shall mean the closing market price of such securities on the date such consolidation, merger or sale is consummated. If a consideration is in a form other than publicly traded securities, its fair market value shall be determined by the Board of Directors.

                  SECTION 3.3.  CONVERSION OF ORIGINAL PREFERRED STOCK.

         The holders of Original Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                           (a)      RIGHT TO CONVERT.  Each share of Series A
Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series F-1 Preferred, Series G Preferred, and Series H Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Original Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined, by dividing $1.00, $2.00, $5.00, $7.50, $16.00, $5.50, $5.50,
$6.00 and $8.00, respectively, by the Conversion Price applicable to such series. The Conversion Price applicable to the Series A Preferred, Series B Preferred,

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Series C Preferred, Series D Preferred, Series E Preferred, Series F
Preferred, Series F-1 Preferred, Series G Preferred, and Series H Preferred shall initially be $0.333, $0.667, $1.667, $2.50, $5.333, $5.50, $5.50, $6.00
and $8.00, respectively. The term "Conversion Price" as used herein shall refer to the respective Conversion Price for each series of Original Preferred Stock, as the context so requires. The initial Conversion Price shall be subject to adjustment as hereinafter provided.

         Upon conversion, all declared and unpaid dividends on the Preferred Stock shall be paid either in cash or in shares of Common Stock of the Corporation, at the election of the Corporation, wherein the shares of Common Stock shall be valued at the fair market value at the time of such conversion, as determined by the Board of Directors of the Corporation.

                           (b)      AUTOMATIC CONVERSION.  Each share of
Original Preferred Stock shall automatically be converted (without any action by the holder thereof) into fully paid and nonassessable shares of Common Stock at the then effective Conversion Price upon the earlier to occur of (i) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at a price per share (prior to underwriter commissions and offering expenses) of not less than $8.00, appropriately adjusted for any recapitalization, and an aggregate offering price to the public of not less than $7,500,000 (a "Qualified IPO"), or (ii) the vote or written consent of the holders of at least a majority of the then outstanding shares of Original Preferred Stock (on an as converted basis). In the event of the automatic conversion of Original Preferred Stock under clause (i) above, the person(s) entitled to receive Common Stock upon such conversion of Original Preferred Stock shall not be deemed to have converted such Original Preferred Stock until immediately prior to the closing of such sale of securities. Upon automatic conversion of the Original Preferred Stock as provided in this subsection (b), any authorized and unissued shares of Original Preferred Stock shall be converted, without further action of the Corporation, into authorized and unissued shares of Preferred Stock and will become subject to designation by the Board of Directors pursuant to the provisions of Article IV, Section 2 of this Certificate.

                           (c)      MECHANICS OF CONVERSION.

                                    (i)     FRACTIONAL SHARES.  No fractional
shares of Common Stock shall be issued upon conversion of Original Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

                                    (ii)    SURRENDER OF CERTIFICATES ON
CONVERSION. Except as otherwise provided herein, before any holder of Original Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for Original Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same.

                                    (iii)   AUTOMATIC CONVERSION.
Notwithstanding the foregoing clause (ii), in the event of an automatic conversion pursuant to Section 3.3(b), the outstanding shares of

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Original Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, but the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Original Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

                                    (iv)         DELIVERY OF CERTIFICATES.
The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Original Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Original Preferred Stock to be converted, or in the case of automatic conversion on the date of closing of the Qualified IPO or the date of the vote or written consent by the holders of a majority of the shares of Original Preferred Stock, as the case may be, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                           (d)      ADJUSTMENTS TO CONVERSION PRICE FOR
DILUTING ISSUES.

                                    (i)          SPECIAL DEFINITIONS. For
purposes of this Section 3.3(d), the following definitions shall apply:

                                            (A)      "OPTIONS" shall mean
rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                            (B)      "ORIGINAL ISSUE DATE"
shall mean, for each series, the date on which a share of that series of Original Preferred Stock was first issued.

                                            (C)      "CONVERTIBLE SECURITIES"
shall mean any evidences of indebtedness, Preferred Stock or other securities convertible into or exchangeable for Common Stock.

                                            (D)      "ADDITIONAL SHARES OF
COMMON" shall mean all shares of Common Stock issued (or, pursuant to Section 3.3(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued, issuable or, pursuant to
Section 3.3(d)(iii), deemed to be issued:

                                                     (1)    upon conversion
         of shares of Original Preferred Stock;

                                                     (2)    to officers,
         directors or employees of, or consultants to, the Corporation pursuant to a stock grant, option plan or purchase plan or

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         other employee stock incentive program or arrangement approved by the Board of Directors;

                                                     (3)    as a dividend or
         distribution on Original Preferred Stock;

                                                     (4)    in connection
         with any transaction for which adjustment is made pursuant to
         Section 3.3(d)(vi) hereof; and

                                                     (5)    as a Right
         distributed with respect to Common Stock outstanding or issuable upon conversion of shares of Original Preferred Stock, which has been declared by the Board of Directors, effective as of the Closing Date of a Qualified IPO, and shall be subject to the Rights Agreement by and among the Corporation and __________, dated as of _______ ___, 2000.

                                    (ii)    NO ADJUSTMENT OF CONVERSION
PRICE. No adjustment in the Conversion Price of a particular share of Original Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Original Preferred Stock.

                                    (iii)   OPTIONS AND CONVERTIBLE
SECURITIES. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share determined pursuant to Section 3.3(d)(v) hereof of such Additional Shares of Common would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

                                            (A)      no further adjustment in
the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities, in each case, pursuant to their respective terms;

                                            (B)      if such Options or
Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be

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recomputed to reflect such increase or decrease insofar as it affects such
Options or the rights of conversion or exchange under such Convertible
Securities;

                                            (C)      upon the expiration of
any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                                     (1)     in the case of
         Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                                     (2)    in the case of
         Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                            (D)      no readjustment pursuant
to clauses (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (1) the Conversion Price on the original adjustment date, or (2) the Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date; and

                                            (E)      in the case of an Option
which expires by its terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of such Option, whereupon such adjustment shall be made in the same manner provided in clause (C) above.

                                    (iv)    ADJUSTMENT OF CONVERSION PRICE
UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON. In the event the Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 3.3(d)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price theretofore in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding

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immediately prior to such issue plus the number of such Additional Shares of
Common so issued; provided further that, for the purposes of this Section 3.3(d)(iv), all shares of Common Stock issuable upon exercise, conversion or exchange of outstanding Options or Convertible Securities, as the case may be, shall be deemed to be outstanding, and immediately after any Additional Shares of Common are deemed issued pursuant to Section 3.3(d)(iii), such Additional Shares of Common shall be deemed to be outstanding.

                                    (v)     DETERMINATION OF CONSIDERATION.
For purposes of this Section 3.3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

                                            (A)      CASH AND PROPERTY. Such
consideration shall:

                                                     (1)    insofar as it
         consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                                     (2)    insofar as it
         consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                                                     (3)    in the event
         Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

                                            (B)      OPTIONS AND CONVERTIBLE
SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 3.3(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                                                     (1)    the total amount,
         if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                                     (2)    the maximum
         number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, as determined in Section 3.3(d)(iii) hereof.

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                                    (vi)    ADJUSTMENTS FOR SUBDIVISIONS,
STOCK DIVIDENDS, COMBINATIONS OR CONSOLIDATIONS OF COMMON STOCK. In the event the Corporation effects a subdivision or combination of its outstanding shares of Common Stock into a greater or smaller number of shares without a proportionate and corresponding subdivision or combination of its outstanding shares of Original Preferred Stock, then and in each such event the Conversion Price shall be increased or decreased proportionally.

                                    (vii)   ADJUSTMENTS FOR OTHER DIVIDENDS
AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 3.3, then and in each such event provision shall be made so that the holders of Original Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their shares of Original Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3.3 with respect to the rights of the holders of Original Preferred Stock.

                                    (viii)  ADJUSTMENTS FOR RECLASSIFICATION,
EXCHANGE AND SUBSTITUTION. If the Common Stock issuable upon conversion of Original Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than in an event provided for in Section 3.3(d) above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that Original Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of Original Preferred Stock immediately before that change.

                           (e)      NO IMPAIRMENT.  The Corporation will not,
by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3.3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Original Preferred Stock against impairment.

                           (f)      CERTIFICATE AS TO ADJUSTMENTS.  Upon the
occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3.3, the Corporation shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Original Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is

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

based. The Corporation shall, upon the written request at any time of any holder of Original Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Original Preferred Stock.

                           (g)      NOTICES OF RECORD DATE.  In the event of
any taking by the Corporation of the record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend or a distribution described in Section 3.3(d)(i)(5)) or other distribution, the Corporation shall mail to each holder of Original Preferred Stock, at least twenty (20) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

                           (h)      RESERVATION OF STOCK.  The Corporation
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Original Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Original Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of Original Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. Any reserve of its authorized but unissued shares of Common Stock established by the Corporation in accordance with this paragraph may not be diminished without the consent of the holders of a majority of the outstanding Original Preferred Stock.

                           (i)          NO REISSUANCE OF ORIGINAL PREFERRED
STOCK. No share or shares of Original Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

                           (j)          NOTICES.  Any notice required by the
provisions of this Section 3 to be given to the holders of shares of Original Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Corporation.

                  SECTION 3.4. VOTING MATTERS. Except as otherwise required by law, each share of Common Stock issued and outstanding shall have one vote. Each share of Original Preferred Stock issued and outstanding shall have the number of votes equal to the number of shares of Common Stock into which such Original Preferred Stock is convertible as adjusted from time to time pursuant to Section 3.3 hereof. The holder of each share of Original Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation and shall vote with the holders of the Common Stock and upon any matter submitted to a vote of stockholders, except those matters required by law to be submitted to a class vote (in which case, except as otherwise required by law, the Original Preferred Stock shall vote together as a class).

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         SECTION 4. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

         SECTION 5. CONSENT FOR CERTAIN REPURCHASES OF COMMON STOCK DEEMED TO BE DISTRIBUTIONS. Each holder of capital stock of the Corporation shall be deemed to have consented, for purposes of the Delaware General Corporations Law, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services or pursuant to agreements providing for the right of said repurchase between the Corporation and such persons.

                                    ARTICLE V

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.

                                   ARTICLE VI

         SECTION 1. NO DIRECTOR LIABILITY. To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         SECTION 2. DIRECTOR INDEMNITY. The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, indemnify and hold harmless all directors of the Corporation. To the extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by
Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory) with respect to actions for breach of duty to the Corporation, its stockholders, and others.

         SECTION 3. SURVIVAL OF DIRECTOR PROTECTIONS. Neither any amendment nor repeal of any of the foregoing provisions of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

                                   ARTICLE VII

         The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

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                                  ARTICLE VIII

         The election of directors under the terms of the bylaws of the Corporation is not required to occur by written ballot.

                                      * * *

         The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed and that the facts stated herein are true.





Dated:  September __, 2000

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